Exhibit 99.1

The J. M. Smucker Company Announces Fiscal 2018 Third Quarter Results

ORRVILLE, Ohio, Feb. 16, 2018 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2018, of its 2018 fiscal year. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted.

EXECUTIVE SUMMARY

  Net sales increased 1 percent, reflecting growth across most of the Company's key brands and categories.
  Net income per diluted share was $7.32, including a substantial nonrecurring benefit related to recently enacted U.S. income tax reform, partially offset by a noncash impairment charge within the U.S. Retail Pet Foods segment.
  Adjusted earnings per share was $2.50, an increase of 25 percent, including approximately $0.35 per share related to a lower current year tax rate due to U.S. income tax reform.
  Cash provided by operating activities was $469.0 million, compared to $419.5 million in the prior year.
  Free cash flow was $388.7 million in the quarter and $693.3 million through the first nine months of fiscal 2018.
  The Company increased its full-year 2018 earnings and free cash flow outlook.
  With the benefit resulting from U.S. income tax reform, the Company contributed an incremental $20.0 million to its employee pension plan and has announced a one-time bonus of $1,000 to nearly 5,000 employees and a $1 million increase to its charitable contributions.

CHIEF EXECUTIVE OFFICER REMARKS

"We had a strong third quarter, with sales growth for key brands in every business and strong earnings per share growth fueled by the benefits of U.S. income tax reform and ongoing cost discipline," said Mark Smucker, Chief Executive Officer. "These results reflect our commitment to delivering top and bottom line growth and supporting our portfolio of iconic and emerging brands. In addition, the benefits of income tax reform provide incremental fuel to invest in our growth initiatives and support our employees and communities as well as opportunities to increase cash returned to shareholders."

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
			% Increase
	2018	2017	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,903.3	$1,878.8	1%

Operating income	$162.7	$237.7	(32%)
Adjusted operating income	399.8	382.8	4%

Net income per common share – assuming dilution	$7.32	$1.16	n/m
Adjusted earnings per share – assuming dilution	2.50	2.00	25%

Weighted-average shares outstanding – assuming dilution	113.6	116.5	(2%)

Net Sales
Net sales increased $24.5 million, or 1 percent. Favorable volume/mix increased net sales by 1 percentage point, primarily driven by growth in pet food and coffee, partially offset by declines in the oils category. Net price realization slightly offset some of the volume/mix gains, driven by lower net pricing within pet food. Favorable foreign currency exchange contributed $5.8 million to net sales.

Operating Income
Gross profit increased $5.6 million, or 1 percent, reflecting favorable volume/mix, primarily attributed to the coffee category. Selling, distribution, and administrative ("SD&A") expenses decreased $5.3 million, driven by the Company's cost savings initiatives, which more than offset an increase in marketing expense. Operating income decreased $75.0 million, primarily reflecting a $176.9 million noncash impairment charge associated with the goodwill and certain indefinite-lived trademarks within the Company's U.S. Retail Pet Foods segment, while the prior year included a $75.7 million noncash impairment charge. The current year charge resulted from reduced growth expectations for the U.S. Retail Pet Foods segment. A reduction in other special project costs of $12.4 million also contributed to the change in operating income.

On a non-GAAP basis, adjusted gross profit increased $8.9 million, or 1 percent. Adjusted operating income increased $17.0 million, or 4 percent, with the primary difference from GAAP results being the exclusion of the impairment charges, amortization, and special project costs.

Other
Net interest expense increased $2.8 million. The Company recognized an income tax benefit of $715.3 million in the third quarter. This included a $765.8 million net benefit related to the recently enacted U.S. income tax reform, primarily reflecting the remeasurement of deferred tax liabilities, partially offset by the transition tax on undistributed foreign earnings. Excluding these nonrecurring items, the Company's adjusted effective tax rate was 19.7 percent in the third quarter, which included the benefit of a lower current year tax rate due to U.S. income tax reform. This resulted in a 28.2 percent rate through the first nine months of fiscal 2018.

FULL-YEAR OUTLOOK

The Company updated its full-year fiscal 2018 guidance as summarized below:

	Current	Previous
Adjusted earnings per share	$8.20 - $8.30	$7.75 - $7.90
Free cash flow	$825 million	$775 million
Capital expenditures	$310 million	$310 million
Adjusted effective tax rate	28.0%	32.5% - 33.0%

Net sales are expected to be in the range of flat to down slightly, compared to the prior year. Adjusted earnings per share is expected to range from $8.20 to $8.30, based on 113.6 million shares outstanding. The increase in earnings and cash flow guidance primarily reflects the benefit of a lower effective tax rate as a result of U.S. income tax reform, partially offset by anticipated freight cost increases and a charge related to obsolete inventory in the third quarter. The above guidance excludes any potential impact following completion of the Company's previously announced definitive agreement to acquire the Wesson® oil brand from Conagra Brands, Inc., which is pending regulatory approval. For fiscal 2019, the Company projects an effective tax rate of 23 percent.

THIRD QUARTER SEGMENT RESULTS

Dollar amounts in the segment tables below are reported in millions.

U.S. Retail Coffee

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q3 Results	$550.5	$182.1	33.1%
Increase (decrease) vs prior year	2%	6%	110bps

Segment net sales increased $12.9 million. Favorable volume/mix contributed 3 percentage points, driven by Dunkin' Donuts® K-Cup® pods and the Café Bustelo® brand. The favorable volume/mix was slightly offset by lower net price realization for the Folgers® brand. Segment profit increased $9.9 million primarily due to favorable volume/mix and lower input costs, partially offset by an increase in marketing expense.

U.S. Retail Consumer Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q3 Results	$511.6	$121.3	23.7%
Increase (decrease) vs prior year	(1%)	2%	70bps

Segment net sales decreased $5.7 million. Volume/mix reduced net sales by 3 percentage points, primarily driven by the Crisco® and Pillsbury® brands, partially offset by gains for the Smucker's® brand. Net price realization increased net sales by 2 percentage points. Segment profit increased $2.1 million due to improved net pricing and operational efficiencies, which were partially offset by lower volume/mix.

U.S. Retail Pet Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q3 Results	$561.9	$118.0	21.0%
Increase (decrease) vs prior year	2%	(7%)	-190bps

Segment net sales increased $11.0 million. Favorable volume/mix increased net sales by 3 percentage points, driven by the Nature's Recipe® brand and gains in the Company's pet snacks portfolio. Lower net price realization reduced net sales by 1 percentage point. Segment profit decreased $8.3 million, reflecting an incremental $7.1 million charge related to obsolete inventory. Higher marketing expense also contributed to the segment profit decline.

International and Away From Home

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q3 Results	$279.3	$52.6	18.8%
Increase (decrease) vs prior year	2%	16%	210bps

Segment net sales increased $6.3 million, reflecting $5.8 million of favorable foreign currency exchange and higher volume/mix driven by the Jif® and Smucker's® brands. Net price realization reduced net sales by 1 percentage point. Segment profit increased $7.1 million, reflecting the contribution from favorable volume/mix and foreign currency exchange, along with lower marketing expense. In addition, the prior year included a $1.9 million write-off associated with the disposal of assets.

Conference Call
The Company will conduct an earnings conference call and webcast today, February 16, 2018, beginning at 7:30 a.m. Eastern time. To access the webcast, please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to achieve cost savings related to the organization optimization and cost management programs in the amounts and within the time frames currently anticipated; the ability to satisfy the closing conditions for the Wesson® transaction, including receipt of required regulatory approvals; the ability to generate sufficient cash flow to meet the Company's cash deployment objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J. M. Smucker Company

For 120 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC, and Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
			% Increase			% Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,903.3	$1,878.8	1%	$5,575.8	$5,608.5	(1%)
Cost of products sold	1,174.8	1,155.9	2%	3,430.2	3,420.0	0%
Gross Profit	728.5	722.9	1%	2,145.6	2,188.5	(2%)
Gross margin	38.3%	38.5%		38.5%	39.0%

Selling, distribution, and administrative expenses	331.9	337.2	(2%)	1,043.0	1,056.3	(1%)
Amortization	51.6	51.7	(0%)	154.7	155.2	(0%)
Impairment charges	176.9	75.7	134%	176.9	75.7	134%
Other special project costs	5.6	18.0	(69%)	42.4	66.8	(37%)
Other operating expense (income) - net	(0.2)	2.6	(108%)	1.4	(0.3)	n/m
Operating Income	162.7	237.7	(32%)	727.2	834.8	(13%)
Operating margin	8.5%	12.7%		13.0%	14.9%

Interest expense - net	(43.1)	(40.3)	7%	(126.7)	(122.8)	3%
Other income (expense) - net	(3.6)	0.2	n/m	(3.7)	4.5	(182%)
Income Before Income Taxes	116.0	197.6	(41%)	596.8	716.5	(17%)
Income tax expense (benefit)	(715.3)	63.0	n/m	(555.9)	234.6	n/m
Net Income	$831.3	$134.6	n/m	$1,152.7	$481.9	139%

Net income per common share	$7.32	$1.16	n/m	$10.15	$4.14	145%

Net income per common share –
assuming dilution	$7.32	$1.16	n/m	$10.15	$4.14	145%

Dividends declared per common share	$0.78	$0.75	4%	$2.34	$2.25	4%

Weighted-average shares outstanding	113.6	116.4	(2%)	113.6	116.4	(2%)
Weighted-average shares outstanding –
assuming dilution	113.6	116.5	(2%)	113.6	116.5	(2%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	January 31, 2018	April 30, 2017
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$186.2	$166.8
Trade receivables, less allowance for doubtful accounts	422.7	438.7
Inventories	909.1	905.7
Other current assets	91.9	130.6
Total Current Assets	1,609.9	1,641.8

Property, Plant, and Equipment - Net	1,633.7	1,617.5

Other Noncurrent Assets:
Goodwill	5,949.4	6,077.1
Other intangible assets - net	5,970.8	6,149.9
Other noncurrent assets	165.4	153.4
Total Other Noncurrent Assets	12,085.6	12,380.4
Total Assets	$15,329.2	$15,639.7

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$471.2	$477.2
Current portion of long-term debt	-	499.0
Short-term borrowings	254.0	454.0
Other current liabilities	364.7	402.4
Total Current Liabilities	1,089.9	1,832.6

Noncurrent Liabilities:
Long-term debt, less current portion	4,688.5	4,445.5
Other noncurrent liabilities	1,746.6	2,511.4
Total Noncurrent Liabilities	6,435.1	6,956.9

Shareholders' Equity	7,804.2	6,850.2
Total Liabilities and Shareholders' Equity	$15,329.2	$15,639.7

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2018	2017	2018	2017
	(Dollars in millions)

Operating Activities
Net income	$831.3	$134.6	$1,152.7	$481.9
Adjustments to reconcile net income to net cash
provided by (used for) operations:
Depreciation	52.1	52.6	157.2	159.6
Amortization	51.6	51.7	154.7	155.2
Impairment charges	176.9	75.7	176.9	75.7
Share-based compensation expense	4.1	6.9	16.8	22.0
Remeasurement of U.S. deferred tax assets and liabilities	(791.9)	-	(791.9)	-
Loss on disposal of assets – net	3.0	2.9	5.3	3.9
Other noncash adjustments	4.0	-	4.0	0.4
Defined benefit pension contributions	(31.6)	(5.2)	(32.4)	(6.5)
Changes in assets and liabilities, net of effect
from businesses acquired:
Trade receivables	60.1	96.9	18.6	27.0
Inventories	105.2	34.1	1.6	(98.6)
Accounts payable and accrued items	(30.4)	(34.7)	27.6	(16.9)
Income and other taxes	12.9	(18.5)	(33.9)	(57.1)
Other - net	21.7	22.5	46.4	48.2
Net Cash Provided by (Used for) Operating Activities	469.0	419.5	903.6	794.8

Investing Activities
Additions to property, plant, and equipment	(80.3)	(52.6)	(210.3)	(136.6)
Proceeds from disposal of property, plant, and equipment	8.9	-	8.9	0.4
Other - net	5.9	0.8	29.6	(11.9)
Net Cash Provided by (Used for) Investing Activities	(65.5)	(51.8)	(171.8)	(148.1)

Financing Activities
Short-term borrowings (repayments) - net	(210.0)	(264.0)	(200.0)	(142.0)
Proceeds from long-term debt	799.6	-	799.6	-
Repayments of long-term debt	(900.3)	-	(1,050.3)	(200.0)
Quarterly dividends paid	(88.0)	(87.2)	(261.4)	(252.1)
Purchase of treasury shares	(0.2)	(0.2)	(6.9)	(19.0)
Other - net	(5.1)	0.1	(6.2)	0.7
Net Cash Provided by (Used for) Financing Activities	(404.0)	(351.3)	(725.2)	(612.4)
Effect of exchange rate changes on cash	6.4	1.4	12.8	(4.5)
Net increase (decrease) in cash and cash equivalents	5.9	17.8	19.4	29.8
Cash and cash equivalents at beginning of period	180.3	121.8	166.8	109.8
Cash and Cash Equivalents at End of Period	$186.2	$139.6	$186.2	$139.6

The J. M. Smucker Company Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
	2018	% of Net Sales	2017	% of Net Sales	2018	% of Net Sales	2017	% of Net Sales
	(Dollars in millions)

Net sales	$1,903.3		$1,878.8		$5,575.8		$5,608.5
Selling, distribution, and
administrative expenses:
Marketing	102.5	5.4%	97.7	5.2%	335.7	6.0%	327.5	5.8%
Selling	55.5	2.9%	60.6	3.2%	187.5	3.4%	193.3	3.4%
Distribution	62.0	3.3%	61.5	3.3%	180.5	3.2%	184.2	3.3%
General and administrative	111.9	5.9%	117.4	6.2%	339.3	6.1%	351.3	6.3%
Total selling, distribution, and
administrative expenses	$331.9	17.4%	$337.2	17.9%	$1,043.0	18.7%	$1,056.3	18.8%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2018	2017	2018	2017
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$550.5	$537.6	$1,584.0	$1,602.7
U.S. Retail Consumer Foods	511.6	517.3	1,535.5	1,611.6
U.S. Retail Pet Foods	561.9	550.9	1,635.7	1,601.4
International and Away From Home	279.3	273.0	820.6	792.8
Total net sales	$1,903.3	$1,878.8	$5,575.8	$5,608.5

Segment profit:
U.S. Retail Coffee	$182.1	$172.2	$458.5	$532.5
U.S. Retail Consumer Foods	121.3	119.2	363.1	349.5
U.S. Retail Pet Foods	118.0	126.3	339.2	363.0
International and Away From Home	52.6	45.5	144.6	136.7
Total segment profit	$474.0	$463.2	$1,305.4	$1,381.7
Amortization	(51.6)	(51.7)	(154.7)	(155.2)
Impairment charges	(176.9)	(75.7)	(176.9)	(75.7)
Interest expense - net	(43.1)	(40.3)	(126.7)	(122.8)
Unallocated derivative gains (losses)	(0.7)	0.8	21.6	(5.7)
Cost of products sold - special project costs	(2.3)	(0.5)	(3.9)	(4.8)
Other special project costs	(5.6)	(18.0)	(42.4)	(66.8)
Corporate administrative expenses	(74.2)	(80.4)	(221.9)	(238.7)
Other income (expense) - net	(3.6)	0.2	(3.7)	4.5
Income before income taxes	$116.0	$197.6	$596.8	$716.5

Segment profit margin:
U.S. Retail Coffee	33.1%	32.0%	28.9%	33.2%
U.S. Retail Consumer Foods	23.7%	23.0%	23.6%	21.7%
U.S. Retail Pet Foods	21.0%	22.9%	20.7%	22.7%
International and Away From Home	18.8%	16.7%	17.6%	17.2%

Non-GAAP Measures

The Company uses non-GAAP financial measures, including: net sales excluding foreign currency exchange; adjusted gross profit, operating income, income, and earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.

Non-GAAP profit measures exclude certain items affecting comparability which include amortization expense and impairment charges related to intangible assets, integration and restructuring costs ("special project costs"), and unallocated gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses"). The special project costs relate to specific integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts. During the third quarter of 2018, the Company expanded its non-GAAP measures to also exclude certain one-time discrete tax adjustments. These adjustments include the provisional effect of the one-time items associated with U.S. income tax reform, which includes certain discrete adjustments related to the U.S. deferred tax assets and liabilities remeasurement and transition tax. Also included in the one-time discrete tax adjustments is the permanent tax difference related to the goodwill impairment charge that was recorded during the third quarter of 2018. The Company believes that excluding these one-time discrete tax adjustments in its non-GAAP measures provides comparability across the periods presented and better reflects the benefit of a lower blended U.S. statutory tax rate on its current year earnings as a result of U.S. income tax reform.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2018 outlook. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
			Increase				Increase
	2018	2017	(Decrease)%		2018	2017	(Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,903.3	$1,878.8	$24.5	1%	$5,575.8	$5,608.5	($32.7)	(1%)
Foreign currency exchange	(5.8)	-	(5.8)	-	(9.4)	-	(9.4)	-
Net sales excluding foreign currency exchange	$1,897.5	$1,878.8	$18.7	1%	$5,566.4	$5,608.5	($42.1)	(1%)

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2018	2017	2018	2017
	(Dollars and shares in millions, except per share data)

Gross profit reconciliation:
Gross profit	$728.5	$722.9	$2,145.6	$2,188.5
Unallocated derivative losses (gains)	0.7	(0.8)	(21.6)	5.7
Cost of products sold - special project costs	2.3	0.5	3.9	4.8
Adjusted gross profit	$731.5	$722.6	$2,127.9	$2,199.0
% of net sales	38.4%	38.5%	38.2%	39.2%

Operating income reconciliation:
Operating income	$162.7	$237.7	$727.2	$834.8
Amortization	51.6	51.7	154.7	155.2
Impairment charges	176.9	75.7	176.9	75.7
Unallocated derivative losses (gains)	0.7	(0.8)	(21.6)	5.7
Cost of products sold - special project costs	2.3	0.5	3.9	4.8
Other special project costs	5.6	18.0	42.4	66.8
Adjusted operating income	$399.8	$382.8	$1,083.5	$1,143.0
% of net sales	21.0%	20.4%	19.4%	20.4%

Net income reconciliation:
Net income	$831.3	$134.6	$1,152.7	$481.9
Income tax expense (benefit)	(715.3)	63.0	(555.9)	234.6
Amortization	51.6	51.7	154.7	155.2
Impairment charges	176.9	75.7	176.9	75.7
Unallocated derivative losses (gains)	0.7	(0.8)	(21.6)	5.7
Cost of products sold - special project costs	2.3	0.5	3.9	4.8
Other special project costs	5.6	18.0	42.4	66.8
Adjusted income before income taxes	$353.1	$342.7	$953.1	$1,024.7
Income taxes, as adjusted (A)	69.4	109.9	268.3	335.5
Adjusted income	$283.7	$232.8	$684.8	$689.2

Weighted-average common shares outstanding	113.0	115.9	113.0	115.9
Weighted-average participating shares outstanding	0.6	0.5	0.6	0.5
Total weighted-average shares outstanding	113.6	116.4	113.6	116.4
Dilutive effect of stock options	-	0.1	-	0.1
Total weighted-average shares outstanding - assuming dilution	113.6	116.5	113.6	116.5

Adjusted earnings per share – assuming dilution	$2.50	$2.00	$6.03	$5.92

(A)   Income taxes, as adjusted is based upon the Company's GAAP effective tax rate for the nine months ended January 31, 2018 and 2017, and reflects the impact of items excluded from GAAP net income to derive adjusted income. Income taxes, as adjusted also reflects the exclusion of certain one-time discrete tax adjustments for the three and nine months ended January 31, 2018.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2018	2017	2018	2017
	(Dollars in millions)

EBITDA (as adjusted) reconciliation:
Net income	$831.3	$134.6	$1,152.7	$481.9
Income tax expense (benefit)	(715.3)	63.0	(555.9)	234.6
Interest expense - net	43.1	40.3	126.7	122.8
Depreciation	52.1	52.6	157.2	159.6
Amortization	51.6	51.7	154.7	155.2
Impairment charges	176.9	75.7	176.9	75.7
EBITDA (as adjusted)	$439.7	$417.9	$1,212.3	$1,229.8
% of net sales	23.1%	22.2%	21.7%	21.9%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$469.0	$419.5	$903.6	$794.8
Additions to property, plant, and equipment	(80.3)	(52.6)	(210.3)	(136.6)
Free cash flow	$388.7	$366.9	$693.3	$658.2

The following tables provide a reconciliation of the Company's fiscal 2018 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2018
	Low		High

Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$11.78		$11.88
Special project costs	0.41		0.41
Amortization	1.27		1.27
Impairment charges	1.48		1.48
U.S. income tax reform	(6.74)		(6.74)
Adjusted earnings per share - assuming dilution	$8.20		$8.30

	Year Ending April 30, 2018
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,135
Additions to property, plant, and equipment	(310)
Free cash flow	$825

CONTACT: The J. M. Smucker Company: (330) 682-3000; Investors: Aaron Broholm, Vice President, Investor Relations; Media: Maribeth Burns, Vice President, Corporate Communications